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                                                                   Exhibit 10.19


                     AGCO CORPORATION DIRECTOR COMPENSATION
                           (Effective January 1, 2006)

Annual Base Retainer: $40,000

Annual AGCO Stock Grant: Equivalent to $25,000 (based on closing price on day of Annual Meeting) restricted for three years from date of grant

Board Meeting: $2,000 per meeting

Telephone Board Meeting Fee: $1,000 per meeting

Committees:

Chairman Annual Retainer: $10,000 (but $15,000 for Audit)

Member Annual Retainer: $5,000 per committee

Committee Meeting Fee:

Chairman: $1,500 per meeting
Phone Meeting: $1,000 per meeting
Member: $1,000 per meeting
Phone Meeting: $500 per meeting

Chairman Compensation $100,000 per annum

In addition, the Company will reimburse directors for the reasonable out-of-pocket expenses that they incur in attending meetings.